EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated February 8, 2002 accompanying the consolidated financial statements of Allied Defense Group, Inc. (formerly Allied Research Corporation) and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2001 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Baltimore, Maryland

February 6, 2003